UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
____________________________________________________
FORM 8-K
___________________________________________________
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

May 15, 2014
Date of report (Date of earliest event reported)

ALIGN TECHNOLOGY, INC.
_______________________________________________________________
(Exact Name of Registrant as Specified in Its Charter)
Delaware
(State or Other Jurisdiction of Incorporation)

0-32259	94-3267295
(Commission File Number)	(IRS Employer Identification No.)

2560 Orchard Parkway, San Jose, California	95131
(Address of Principal Executive Offices)	(Zip Code)
(408) 470-1000
(Registrant’s Telephone Number, Including Area Code)
Not applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.07    Submission of Matters to a Vote of Security Holders

The Annual Meeting of Shareholders (the “Annual Meeting”) of Align Technology, Inc. (the “Company”) was held on May 15, 2014. At the Annual Meeting, the stockholders voted on the following three proposals and cast their votes as described below. For more information about these proposals, see the Company's proxy statement dated April 4, 2014, the relevant portions of which are incorporated herein by reference.

Proposal 1
The following eight nominees received the a majority of the votes cast and were elected to the Board of Directors and will serve as directors until the next annual meeting of stockholders or until their respective successors have been duly elected and qualified.

Director Nominee	Votes For	Against	Abstain	Non-Votes
Joseph Lacob	66,216,905	1,095,153	10,529	9,637,698
C. Raymond Larkin, Jr.	66,785,111	530,873	6,602	9,637,699
George J. Morrow	65,488,397	1,821,834	12,357	9,637,697
Dr. David C. Nagel	65,479,051	1,822,745	20,792	9,637,697
Thomas M. Prescott	66,912,714	404,490	5,384	9,637,697
Andrea L. Saia	67,127,562	175,855	19,171	9,637,697
Greg J. Santora	65,267,272	2,043,168	12,148	9,637,697
Warren S. Thaler	66,722,852	592,395	7,341	9,637,697

Proposal 2

Proposal 2 was a management proposal to ratify the appointment of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for fiscal year 2014, as described in the proxy materials. This proposal was approved.

For	75,437,529
Against	1,425,410
Abstain	97,346

Proposal 3

Proposal 3 was a management proposal to hold an advisory vote to approve the compensation of the Company's named executive officers, as described in the proxy materials. This proposal was approved.

For	62,874,934
Against	4,369,323
Abstain	78,330
Non Votes	9,637,698

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:	May 16, 2014	ALIGN TECHNOLOGY, INC.

By: /s/ Roger E. George
Roger E. George
Vice President, Corporate and Legal Affairs, General Counsel and Corporate Secretary